Exhibit 1.3

IMPORTANT NOTICE

Materials in this section are being made available to shareholders of the Company in electronic form. They relate to important issues concerning the share swap transaction (the “Share Swap”) between Taiwan Liposome Company, Ltd. (the “Company”) and Woods Investment Company, Ltd. (“Woods”), which was first announced in a press conference of the Company in Taiwan on 5 July 2021, and a series of transactions related thereto (collectively, the “Restructuring”). You must read the disclaimers below before continuing. By accessing this section, you agree to be bound by the terms and conditions set forth below.

Additional materials concerning the Restructuring may be posted on this section from time to time. If you would like to monitor the progress of the Restructuring via the Company’s website, it is important that you review this section regularly. Shareholders of the Company who are eligible to make an investment decision in one or more transactions in the Restructuring will receive material information from the Company in writing.

The Company files reports and other information with the Taipei Exchange (“TPEx”) or the Securities and Futures Bureau (“SFB”) pursuant to application of rules and regulations in Taiwan that apply to the Company. The Taiwan Stock Exchange maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the TPEx or SFB, as the case may be. The Company’s electronic filings are available for viewing on the website at https://mops.twse.com.tw/mops/web/index.

The Company files reports and other information with the US Securities and Exchange Commission (the “SEC”) pursuant to the SEC’s rules and regulations that apply to foreign private issuers. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Company’s electronic filings are available for viewing on the SEC website at https://www.sec.gov.

Investors not residing in Taiwan

Materials in this section are not intended to and do not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities, in any jurisdiction in contravention of applicable laws. Persons accessing this section are required to inform themselves of any relevant restrictions in their respective jurisdictions. Any person who makes an investment decision in respect of the securities of the Company shall be deemed to have declared, represented, warranted and agreed that such person is authorized under the provisions of any applicable local laws, rules, regulations and statutes to do so.

English language materials in this section have been translated from its Chinese language original for reference purposes only. In the event of any conflict or discrepancy between a document and its Chinese language original, the Chinese language original shall prevail in all respects.

Additional Information for US Investors

The Share Swap and the series of related transactions will be implemented under Taiwanese law and is subject to procedural and disclosure requirements that are different from those of the United States. The securities to be issued by Woods in the Share Swap will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder, and the Company and any of its affiliates participating in the Share Swap will be exempt from the Rule 13e-3 requirements. The solicitation of votes for the Share Swap are, and the offers to be made under the Offer Document will, be exempt from the proxy and tender offer rules under the US Exchange Act.

The Share Swap relates to the securities of two Taiwanese companies and is subject to procedural and disclosure requirements in Taiwan that are different from those of the US. Any financial statements or other financial information included in materials in this section may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

It may be difficult for US investors of either company to enforce their rights and any claims they may have arising under the US federal securities laws in connection with the Share Swap, since the Taiwanese companies are located in a country other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US investors in the two companies may not be able to sue the companies or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the two companies and their respective affiliates to subject themselves to the jurisdiction or judgment of a US court.

US investors of the Company should be aware that the Company and its affiliates may purchase or arrange to purchase securities of the two Taiwanese companies otherwise than under the transactions related to the Share Swap, such as in open market or privately negotiated purchases.

Materials in this section contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of the two companies. Forward-looking statements are based upon information available as of the date of materials in this section. There exist known and unknown risks, uncertainties and other important factors that may cause the actual results, levels of activity, performance or achievements of the Company, before or after the Share Swap, to be materially different from the information expressed or implied by these forward-looking statements.

Additional Information for Hong Kong Investors

Contents in this section have not been reviewed or approved by any regulatory authority in Hong Kong. Materials in this section do not constitute an offer or invitation to the public in Hong Kong to acquire the securities of the Company or Woods. Materials in this section are intended to be distributed only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) or in circumstances which do not constitute an offer or an invitation to the public for the purposes of the ordinance. Each Hong Kong resident is advised to exercise caution in relation to the Share Swap and the series of related transactions and to obtain independent professional advice regarding such transactions.